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                                                                    EXHIBIT 99.4
                          SMITH, LANGE & PHILLIPS LLP
                          CERTIFIED PUBLIC ACCOUNTANTS

                      33 NEW MONTGOMERY STREET, SUITE 1530
                          SAN FRANCISCO, CA 94105-4510

                     Tel. (415) 243-8833 Fax (415) 243-8840


                               December 10, 1996

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors of American Study Program for Educational and Cultural Training, Inc. (ASPECT)

We have audited the accompanying balance sheet of American Study Program for Educational and Cultural Training, Inc. (ASPECT) as of September 30, 1996, and the related statements of income and retained earnings, cash flows and supplementary schedules for the year then ended. The financial statements are the responsibility of ASPECT.

Our responsibility is to express an opinion on the financial statements taken as a whole. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles use and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ASPECT as of September 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Smith, Lange & Phillips